PetLife: Millennial Pet Owners Leading Charge in Rapid Growth of Holistic Pet Care

Mar 24, 2017

OTC Disclosure & News Service

PetLife Pharmaceuticals, Inc. (OTCQB:PTLF) (the “Company”), a developer of a new generation of high potency veterinary cancer medications and nutraceuticals for pets, released today an overview of the main drivers behind the rise of holistic pet care and products. The shift in the pet owner market from baby boomers to health-conscious millennials and an increased access to natural, organic, and eco-friendly pet health practitioners and products are making holistic pet care mainstream. Approximately 56 percent of U.S. households own pets and have such close emotional bonds with their pets that they are often referred to “as family.” This is a major driver of the rapid growth of the holistic pet care industry.

According to Packaged Facts, a leading market research firm,

●	Millennials make up 1 in 3 current pet owners and are responsible for 43 percent of pet owner growth between 2007 and 2015.

●	More than half (55 percent) of Millennial pet owners are willing to try holistic and natural-branded nutritional supplements before resorting to conventional pet medication.

●	Nearly three-quarters (69 percent) of Millennial pet owners are more likely to consider foods whose recipes use naturally-made ingredients over other mass-produced foods.

“The demand for holistic pet care and products is potentially quite higher than what is being reported as these market trends are not tracked every year,” said PetLife President, Geoffrey Broderick, Jr. “Pet owners are more informed and on the lookout for pet care and products that are easy to understand, environmentally friendly, and have formulae designed for enhancing the health of their pets.”

Broderick further stated, “This paradigm shift in consumer preference has even fueled the substantial increase seen in the quantity of holistic veterinary care practitioners over the years, a category still growing both on a national and on an international basis.”

Increased access to holistic pet care and products is a recognition by pet care providers and pet product developers of this demand. In a separate report by Packaged Facts, they highlight the following:

●	Pet product purchasers, overall, tend to have their day-to-day shopping decisions impacted by an interest in natural/organic/eco-friendly attitudes and environmental/social attitudes, with those consumers who purchase natural, organic, or eco-friendly pet products being even more heavily influenced by these sentiments.

●	Over half (51 percent) of pet product purchasers feel that natural/organic pet foods are more nutritious than regular pet foods, and 71 percent are willing to spend extra to ensure the wellness of their pets.

“As pets are seen as an essential part of the household, owners are spending more and more to indulge their pets and care for their health,” added Broderick. “Companies like PetLife are striving to develop nutraceuticals, drugs, supplements, and pet foods that are non-invasive, eco-friendly, and holistic in nature to prolong pets’ lives and prevent cancer and other diseases prevalent in companion animals. My father, Dr. Geoffrey Broderick, invented the natural dog food sector almost 50 years ago. The Holistic Pet Health industry is only going to gain a bigger market share in the next few years, and we are excited to be at the forefront of this exciting venture.”

About PetLife Pharmaceuticals, Inc.

PetLife Pharmaceuticals (OTCQB:PTLF) (http://www.PetLifePharma.com) is a registered US Veterinary Pharmaceutical company, incorporated in 2012. PetLife’s mission is to bring its new, scientifically proven, non-toxic, potentiated bioactive nutraceuticals and prescription medication, Vitalzul™, to the world of veterinary oncology—with the ultimate goal of preventing cancer and extending the life of pets suffering from cancer while improving their quality of life. In the US alone, consumer spending on domestic companion animals reached over $60 billion in 2015 with over $29 billion spent on veterinary care and medications.

Forward looking statement:

This press release contains certain “forward-looking statements,” as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management’s current expectations. The economic, competitive, governmental, technological and other factors identified in the Company’s previous filings with the Securities and Exchange Commission may cause actual results or events to differ materially from those described in the forward-looking statements in this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

View source version on businesswire.com: http://www.businesswire.com/news/home/20170324005105/en/